Exhibit 99.1

MSCI Inc. Reports Financial Results for the Second Quarter and First Six Months of 2014

NEW YORK--(BUSINESS WIRE)--July 31, 2014--MSCI Inc. (NYSE:MSCI), a leading global provider of investment decision support tools, including indexes and portfolio risk and performance analytics products and services, today announced results for the second quarter and six months ended June 30, 2014. As a result of the sale of Institutional Shareholder Services Inc. (“ISS”), results of MSCI’s former Governance business are reflected as discontinued operations in its financial statements. Financial results and operating metrics presented below and in the accompanying tables have been restated to reflect this classification.

(Note: Percentage changes are referenced to the comparable period in 2013, unless otherwise noted.)

  Operating revenues increased 11.3% to $254.2 million for second quarter 2014 and 10.3% to $493.9 million for six months 2014.
  Income from continuing operations increased 1.2% to $56.8 million for second quarter 2014. For six months 2014, income from continuing operations decreased 4.7% to $103.9 million.
  Diluted EPS from continuing operations for second quarter 2014 increased 4.3% to $0.48. Diluted EPS from continuing operations for six months 2014 declined 1.1% to $0.88.
  Net income rose 76.3% to $107.7 million for second quarter 2014. For six months 2014, net income rose 56.7% to $188.1 million and included a net gain of $78.7 million related to the sale of ISS.
  Adjusted EBITDA1 was $105.9 million for second quarter 2014, essentially unchanged from second quarter 2013. For six months 2014, Adjusted EBITDA declined 0.8% to $202.5 million.
  Adjusted EPS2 increased 5.8% to $0.55 for second quarter 2014. Adjusted EPS for six months 2014 decreased 1.0% to $1.01.
  Run Rate grew 12.0% to $986.5 million for second quarter 2014, driven by asset-based fee growth of 34.0% and subscription growth of 8.1%.
  Adjusted EBITDA expense for the full year 2014 is now expected to be in the range of $595 million to $605 million and includes the impact of the acquisition of GMI Ratings.

“MSCI reported another strong quarter. I am pleased that the investments we are making in new products are having a direct effect on our growth. Our Run Rate grew by 12%, driven by strong growth in asset-based fees and a modest acceleration in subscription Run Rate,” said Henry A. Fernandez, Chairman and CEO.

“All of our clients – asset owners, managers and traders – are demanding tools that help them build better portfolios and manage the risks in those portfolios. In response to clients’ needs, we have stepped up our investments in new product development and client service and are broadening our distribution channels. We intend to increase our level of investment in both 2014 and 2015. Among other priorities, we will extend our ESG offering through the acquisition of GMI, strengthen our market leadership in factor indexes, deepen our relationships with our largest clients, and enhance our technology platforms,” Mr. Fernandez concluded.

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from	Six Months Ended		Change From
In thousands, except per share data	June 30, 2014	June 30, 2013	June 30, 2013	June 30, 2014	June 30, 2013	June 30, 2013
Operating revenues	$254,226	$228,423	11.3%	$493,914	$447,892	10.3%
Operating expenses	165,695	138,534	19.6%	325,878	275,112	18.5%
Income from continuing operations	56,803	56,141	1.2%	103,949	109,099	(4.7%)
% Margin from continuing operations	22.3%	24.6%		21.0%	24.4%
Net Income	107,660	61,053	76.3%	188,059	119,990	56.7%

Diluted EPS from continuing operations	$0.48	$0.46	4.3%	$0.88	$0.89	(1.1%)
Diluted EPS	$0.91	$0.50	82.0%	$1.59	$0.98	62.2%

Adjusted EPS[2]	$0.55	$0.52	5.8%	$1.01	$1.02	(1.0%)
Adjusted EBITDA[1]	$105,894	$105,520	0.4%	$202,497	$204,174	(0.8%)
% Margin	41.7%	46.2%		41.0%	45.6%

[1]

Net Income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization and the lease exit charge. See Table 11 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[2]

Per share net income before income from discontinued operations, net of income taxes, and the after-tax impact of the amortization of intangible assets and the lease exit charge. See Table 12 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

Summary of Results for Second Quarter 2014 Compared to Second Quarter 2013

Operating Revenues – See Table 4

Operating revenues for the three months ended June 30, 2014 (“second quarter 2014”) increased $25.8 million, or 11.3%, to $254.2 million compared to $228.4 million for the three months ended June 30, 2013 (“second quarter 2013”). Second quarter 2014 recurring subscription revenues rose $18.9 million, or 10.2%, to $205.3 million, asset-based fees increased $7.1 million, or 19.3%, to $44.1 million and non-recurring revenues fell $0.3 million to $4.9 million.

  Index and ESG products: Index and ESG product revenues increased $18.1 million, or 13.7%, to $150.3 million. Subscription revenues grew by $11.0 million, or 11.5%, to $106.2 million, driven by growth in revenues from equity index benchmark, real estate and ESG products. Relative to first quarter 2014, Index and ESG products revenues benefited from the seasonal strength in revenues from real estate products, which rose $5.4 million sequentially. Revenues from real estate products are expected to decline sequentially in both the third and fourth quarters as part of the same seasonal trend.

  Revenues attributable to equity index asset-based fees rose $7.1 million, or 19.3%, to $44.1 million. The increase was primarily driven by an increase of $35.5 billion, or 11.0%, in average assets under management (“AUM”) in ETFs linked to MSCI indexes and a growth in assets from non-ETF passive funds. The growth rate of asset-based fee revenues relative to the growth in AUM also benefited from a shift in the product mix toward higher fee products that resulted from the transition of certain Vanguard ETFs away from MSCI benchmarks during second quarter 2013.
  Risk management analytics: Revenues related to risk management analytics products increased $7.5 million, or 10.7%, to $77.7 million, driven by higher revenues from RiskManager and BarraOne products and the timing of client implementations. Also contributing to the increase were higher revenues from hedge fund transparency products and InvestorForce.

  Portfolio management analytics: Revenues related to portfolio management analytics products rose by $0.2 million, or 0.8%, to $26.3 million.

Operating Expenses – See Table 6

Total operating expenses from continuing operations rose $27.2 million, or 19.6%, to $165.7 million from second quarter 2013. Much of the increase in MSCI’s operating expenses was the result of its ongoing investment program.

  Compensation costs: Total compensation costs rose $15.1 million, or 17.2%, to $102.7 million for second quarter 2014, driven by an increase in overall headcount of 17.7%. Employees located in emerging market centers represent 49% of the workforce, up from 43% at the end of second quarter 2013.
  Non-compensation costs excluding depreciation and amortization: Non-compensation costs rose $10.7 million, or 30.7%, to $45.6 million for second quarter 2014 primarily reflecting increases in information technology, professional services, occupancy and recruiting costs, among other items.
  Depreciation and amortization: Amortization of intangible assets totaled $11.4 million for second quarter 2014, an increase of 2.0% compared to second quarter 2013. Depreciation and amortization of property, equipment and leasehold improvements rose $1.1 million, or 24.0%, to $5.9 million, primarily reflecting higher depreciation associated with investment in information technology infrastructure.

Other Expense (Income), Net

Other expense (income), net for second quarter 2014 was $4.4 million, a decline of $1.5 million from second quarter 2013, driven primarily by lower interest expense associated with lower interest rates and indebtedness.

Provision for Income Taxes – Continuing Operations

The provision for income tax expense was $27.3 million for second quarter 2014, compared with $27.8 million for second quarter 2013. The effective tax rate for second quarter 2014 was 32.4% versus 33.1% a year ago.

Income and Earnings per Share from Continuing Operations – See Table 12

Income from continuing operations increased $0.7 million, or 1.2%, to $56.8 million for second quarter 2014. Diluted EPS from continuing operations was $0.48, up $0.02, or 4.3%, primarily as the result of a 3.6% decline in weighted average shares outstanding.

Adjusted Net Income, which excludes the after-tax impact of discontinued operations, amortization of intangible assets and the lease exit charge, increased $1.2 million, or 1.9%, to $64.6 million. Adjusted EPS, which excludes the after-tax, per diluted share impact of discontinued operations, the amortization of intangible assets and the lease exit charge, increased $0.03, or 5.8%, to $0.55.

See Table 12 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 11

Adjusted EBITDA, which excludes income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization, and the lease exit charge was $105.9 million, essentially unchanged from second quarter 2013. The Adjusted EBITDA margin declined to 41.7% from 46.2%.

See Table 11 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Sale of ISS and Discontinued Operations

On April 30, 2014, MSCI completed the sale of ISS to Vestar Capital Partners for cash consideration of $367.4 million. The ISS business, previously referred to as the Governance segment but excluding the impact of allocated costs remaining with MSCI, is reflected as discontinued operations in MSCI’s financial statements. Prior periods have been updated to reflect this categorization. Income from discontinued operations, net of income taxes, was $50.9 million for second quarter 2014. This compares with income from discontinued operations, net of income taxes of $4.9 million for second quarter 2013. Second quarter 2014 income included a net gain of $48.1 million resulting from the sale of ISS.

Net Income and Earnings per Share

Net income was $107.7 million for second quarter 2014, up 76.3% from $61.1 million for second quarter 2013. Diluted EPS was $0.91 for second quarter 2014, up from $0.50 for second quarter 2013. The increase was driven by the net gain from the sale of ISS of $48.1 million in second quarter 2014.

Share Repurchase Activity

During second quarter 2014, MSCI took delivery of 0.6 million of its shares, settling the $100.0 million accelerated share repurchase ("ASR") agreement into which it had entered on February 6, 2014. MSCI repurchased a total of 2.3 million shares as part of the February 2014 ASR and 7.7 million shares as part of the three ASRs it has completed since December 2012.

Key Operating Metrics – See Tables 8, 9, 10

Total Run Rate grew by $105.6 million, or 12.0%, to $986.5 million as of June 30, 2014 compared to June 30, 2013. Total subscription Run Rate grew by $60.8 million, or 8.1%, to $810.0 million as of June 30, 2014 compared to June 30, 2013. Changes in foreign currency rates increased Run Rate by $7.2 million versus June 30, 2013.

  Index and ESG products: Total Index and ESG Run Rate grew by $87.9 million, or 18.2%, to $570.4 million. Index and ESG subscription Run Rate grew by $43.0 million, or 12.3%, to $393.8 million, driven primarily by growth in equity index benchmark and data products and aided by strong growth in real estate and ESG products. Changes in foreign currency benefited Run Rate by $3.8 million versus June 30, 2013.

  Run Rate attributable to asset-based fees rose $44.8 million, or 34.0%, to $176.6 million. The increase was primarily driven by higher inflows into ETFs linked to MSCI indexes and, to a lesser extent, higher market performance.

  As of June 30, 2014, AUM in ETFs linked to MSCI indexes were $378.7 billion, an increase of $109.0 billion, or 40.4%, from June 30, 2013 and up $37.9 billion, or 11.1%, from March 31, 2014. Of that $37.9 billion sequential increase, net inflows added $22.7 billion and market gains accounted for $15.2 billion.

  Risk management analytics: Risk management analytics Run Rate increased $15.8 million, or 5.4%, to $309.6 million, driven by strong growth from RiskManager products. Changes in foreign currency positively benefited Run Rate by $3.2 million versus June 30, 2013.
  Portfolio management analytics: Run Rate related to portfolio management analytics products increased $2.0 million, or 1.9%, to $106.5 million, driven by an increase in sales of equity analytics products and higher retention rates. Changes in foreign currency rates had only a modest impact on Run Rate versus the prior year.

Summary of Results for Six Months Ended June 30, 2014
Compared to Six Months Ended June 30, 2013

Operating Revenues – See Table 5

Operating revenues for the six months ended June 30, 2014 (“six months 2014”) increased $46.0 million, or 10.3%, to $493.9 million compared to $447.9 million for the six months ended June 30, 2013 (“six months 2013”). Recurring subscription revenues for six months 2014 rose $34.2 million, or 9.4%, to $400.2 million, asset-based fees increased $11.5 million, or 15.7%, to $85.0 million and non-recurring revenues rose $0.3 million to $8.7 million.

  Index and ESG products: Index and ESG product revenues increased $34.9 million, or 13.8%, to $288.5 million. Subscription revenues grew by $23.4 million, or 13.0%, to $203.5 million, driven primarily by growth in revenues from equity index benchmark products. Index and ESG product revenues also benefited from the strong growth of asset-based fee revenues, which increased by $11.5 million, or 15.7%, to $85.0 million.
  Risk management analytics: Revenues related to risk management analytics products, increased $12.7 million, or 9.0%, to $153.2 million, primarily driven by higher revenues from RiskManager and BarraOne products.
  Portfolio management analytics: Revenues related to portfolio management analytics products declined $1.6 million, or 2.9%, to $52.2 million as a result of lower sales of equity analytics products in prior periods and lower fixed income analytics revenues.

Operating Expenses – See Table 7

Total operating expenses from continuing operations rose $50.8 million, or 18.5%, to $325.9 million from six months 2013.

  Compensation costs: Total compensation costs rose $27.7 million, or 15.6%, to $205.1 million for six months 2014, driven by an increase in overall headcount of 17.7%.
  Non-compensation costs excluding depreciation and amortization: Non-compensation costs rose $20.3 million, or 30.8%, to $86.3 million for six months 2014 primarily reflecting increases in professional services, information technology, occupancy, recruiting, marketing and market data fees.

  Depreciation and amortization: Amortization of intangible assets totaled $22.7 million for six months 2014, an increase of 1.4% compared to six months 2013. Depreciation and amortization of property, equipment and leasehold improvements rose $2.4 million to $11.7 million, primarily reflecting higher depreciation associated with investments in our information technology infrastructure.

Other Expense (Income), Net

Other expense (income), net for six months 2014 was $10.4 million, a decline of $4.3 million from six months 2013, driven primarily by lower interest expense associated with lower interest rates and indebtedness.

Provision for Income Taxes – Continuing Operations

The provision for income tax expense was $53.7 million for six months 2014, compared with $49.0 million for six months 2013. The effective tax rate for six months 2014 was 34.0% versus 31.0% a year ago.

Income and Earnings per Share from Continuing Operations – See Table 12

Income from continuing operations fell $5.2 million, or 4.7%, to $103.9 million for six months 2014. Diluted EPS from continuing operations was $0.88, down $0.01, or 1.1%, primarily as the result of a 3.1% decline in weighted average shares outstanding.

Adjusted Net Income, which excludes the after-tax impact of discontinued operations, amortization of intangible assets and the lease exit charge, fell $5.4 million, or 4.3%, to $118.9 million. Adjusted EPS, which excludes the after-tax, per diluted share impact of discontinued operations, the amortization of intangible assets and the lease exit charge, fell $0.01, or 1.0%, to $1.01.

See Table 12 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 11

Adjusted EBITDA, which excludes income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization and the lease exit charge, was $202.5 million, down $1.7 million from six months 2013. The Adjusted EBITDA margin declined to 41.0% from 45.6%.

See Table 11 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Sale of ISS and Discontinued Operations

Income from discontinued operations, net of income taxes, was $84.1 million for six months 2014. This compares with income from discontinued operations, net of income taxes of $10.9 million for six months 2013. Six months 2014 income included a net gain of $78.7 million associated with the sale of ISS.

Net Income and Earnings per Share

Net income was $188.1 million for six months 2014, up 56.7% from $120.0 million for six months 2013. Diluted EPS was $1.59 for six months 2014, up from $0.98 for six months 2013. The increase was driven by the net gain on the sale of ISS, partially offset by the decline in income from continuing operations.

Acquisition of GMI Ratings

On June 27, 2014, MSCI announced that it planned to acquire GMI Ratings, a provider of ESG ratings and research to institutional investors, for a total cash consideration of $15 million. The deal is expected to close during the third quarter of 2014, subject to customary closing conditions.

Business Outlook

The following forward-looking statements reflect MSCI's expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially from those presented. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

  Full year 2014 Adjusted EBITDA expenses, which include all operating expenses except amortization of intangible assets and depreciation and amortization of property, equipment and leasehold improvements, are expected to be in the range of $595 million to $605 million. The prior guidance was for 2014 Adjusted EBITDA expenses to be in the range of $569 million to $582 million. The revised guidance includes the impact of the acquisition of GMI Ratings, as well as higher spending in other areas. (See Table 13 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures”.)
  The effective tax rate for full year 2014 is expected to be approximately 36%.
  Full year 2014 capital expenditures, including software capitalization, are expected to be in the range of $50 million to $55 million. The previous range was $45 million to $55 million.
  Full year 2014 cash flow from operations is expected to be in the range of $275 million to $325 million.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review second quarter 2014 results on Thursday, July 31, 2014 at 11:00 am Eastern Time. To listen to the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through August 2, 2014. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-800-585-8367 (passcode: 73815772) within the United States. International callers dial 1-404-537-3406 (passcode: 73815772).

About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices and portfolio risk and performance analytics.

For equity investors, MSCI’s flagship performance and risk tools include: the MSCI indexes with over $9 trillion estimated to be benchmarked to them on a worldwide basis1; Barra factor models, portfolio risk and performance analytics; and ESG (environmental, social and governance) Research screening, analysis and ratings. MSCI is also a leading provider of multi-asset class risk management tools including RiskMetrics multi-asset class market and credit risk analytics and Barra multi-asset class factor models, portfolio risk and performance analytics to investors in multi-asset class portfolios. MSCI also provides IPD real estate information, indexes and analytics for investors in and managers of commercial real estate. MSCI also offers FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of March 31, 2014, as reported on June 25, 2014 by eVestment, Lipper and Bloomberg

For further information on MSCI, please visit our website at www.msci.com

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on February 28, 2014, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alert Subscription” section at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization and the lease exit charge.

Adjusted Net Income and Adjusted EPS are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes, and the after-tax impact of the amortization of intangible assets and the lease exit charge.

Adjusted EBITDA expenses represent operating expenses, less depreciation and amortization and the lease exit charge.

We believe that adjusting for depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. Additionally, we believe that adjusting for income from discontinued operations, net of income tax, provides investors with a meaningful trend of results for our continuing operations. Finally, we believe that adjusting for one time and non-recurring expenses such as the lease exit charge is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted EBITDA expenses, Adjusted Net Income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly-titled measures of other companies.

Table 2: MSCI Inc. Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Six Months Ended
In thousands, except per share data	June 30, 2014	June 30, 2013	March 31, 2014	June 30, 2014	June 30, 2013

Operating revenues	$254,226	$228,423	$239,688	$493,914	$447,892
Operating expenses
Cost of services	76,816	69,696	75,427	152,243	134,996
Selling, general and administrative	71,516	52,842	67,658	139,174	108,357
Amortization of intangible assets	11,442	11,222	11,270	22,712	22,388
Depreciation and amortization of property,
equipment and leasehold improvements	5,921	4,774	5,828	11,749	9,371
Total operating expenses	$165,695	$138,534	$160,183	$325,878	$275,112

Operating income	$88,531	$89,889	$79,505	$168,036	$172,780
Operating margin	34.8%	39.4%	33.2%	34.0%	38.6%

Interest income	(192)	(186)	(156)	(348)	(423)
Interest expense	5,366	6,499	5,059	10,425	13,515
Other expense (income)	(726)	(328)	1,071	345	1,594
Other expenses (income), net	$4,448	$5,985	$5,974	$10,422	$14,686

Income from continuing operations before
provision for income taxes	84,083	83,904	73,531	157,614	158,094

Provision for income taxes	27,280	27,763	26,385	53,665	48,995
Income from continuing operations	$56,803	$56,141	$47,146	$103,949	$109,099
Income from continuing operations margin	22.3%	24.6%	19.7%	21.0%	24.4%

Income from discontinued operations, net of
income taxes	$50,857	$4,912	$33,253	$84,110	$10,891

Net Income	$107,660	$61,053	$80,399	$188,059	$119,990

Earnings per basic common share from:
Continuing operations	$0.48	$0.46	$0.40	$0.89	$0.90
Discontinued operations	0.44	0.04	0.28	0.71	0.09
Earnings per basic common share	$0.92	$0.50	$0.68	$1.60	$0.99

Earnings per diluted common share from:
Continuing operations	$0.48	$0.46	$0.40	$0.88	$0.89
Discontinued operations	0.43	0.04	0.28	0.71	0.09
Earnings per diluted common share	$0.91	$0.50	$0.68	$1.59	$0.98

Weighted average shares outstanding used
in computing earnings per share

Basic	116,702	121,149	117,582	117,140	120,949
Diluted	117,664	122,069	118,597	118,128	121,887

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)

	As of
In thousands	June 30, 2014	March 31, 2014	June 30, 2013

Cash and cash equivalents	$683,239	$260,450	$334,701
Accounts receivable, net of allowances	213,432	191,905	160,101

Deferred revenue	$323,963	$314,247	$347,470
Current maturities of long-term debt	19,778	19,775	43,118
Long-term debt, net of current maturities	778,119	783,065	775,072

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (unaudited)

	Three Months Ended			% Change from
In thousands	June 30, 2014	June 30, 2013	March 31, 2014	June 30, 2013	March 31, 2014
Index and ESG products
Subscriptions	$106,162	$95,200	$97,343	11.5%	9.1%
Asset-based fees	44,095	36,970	40,900	19.3%	7.8%
Index and ESG products total	150,257	132,170	138,243	13.7%	8.7%
Risk management analytics	77,666	70,164	75,580	10.7%	2.8%
Portfolio management analytics	26,303	26,089	25,865	0.8%	1.7%

Total operating revenues	$254,226	$228,423	$239,688	11.3%	6.1%

Recurring subscriptions	$205,265	$186,333	$194,972	10.2%	5.3%
Asset-based fees	44,095	36,970	40,900	19.3%	7.8%
Non-recurring revenue	4,866	5,120	3,816	(5.0%)	27.5%

Total operating revenues	$254,226	$228,423	$239,688	11.3%	6.1%

Table 5: Six Months Operating Revenues by Product Category and Revenue Type (unaudited)

	Six Months Ended		% Change from
In thousands	June 30, 2014	June 30, 2013	June 30, 2013
Index and ESG products
Subscriptions	$203,505	$180,088	13.0%
Asset-based fees	84,995	73,485	15.7%
Index and ESG products total	288,500	253,573	13.8%
Risk management analytics	153,246	140,584	9.0%
Portfolio management analytics	52,168	53,735	(2.9%)

Total operating revenues	$493,914	$447,892	10.3%

Recurring subscriptions	400,237	365,996	9.4%
Asset-based fees	84,995	73,485	15.7%
Non-recurring revenue	8,682	8,411	3.2%

Total operating revenues	$493,914	$447,892	10.3%

Table 6: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
In thousands	June 30, 2014	June 30, 2013	March 31, 2014	June 30, 2013	March 31, 2014
Cost of services
Compensation	$56,668	$51,669	$56,282	9.7%	0.7%
Non-Compensation	20,148	18,170	19,145	10.9%	5.2%
Lease exit charge[1]	-	(143)	-	n/m	n/m
Total non-compensation	20,148	18,027	19,145	11.8%	5.2%
Total cost of services	$76,816	$69,696	$75,427	10.2%	1.8%

Selling, general and administrative
Compensation	$46,015	$35,951	$46,133	28.0%	(0.3%)
Non-Compensation	25,501	17,113	21,525	49.0%	18.5%
Lease exit charge[1]	-	(222)	-	n/m	n/m
Total non-compensation	25,501	16,891	21,525	51.0%	18.5%
Total selling, general and administrative	$71,516	$52,842	$67,658	35.3%	5.7%

Amortization of intangible assets	11,442	11,222	11,270	2.0%	1.5%
Depreciation and amortization of property,
equipment and leasehold improvements	5,921	4,774	5,828	24.0%	1.6%
Total operating expenses	$165,695	$138,534	$160,183	19.6%	3.4%

Compensation	$102,683	$87,620	$102,415	17.2%	0.3%
Non-Compensation	45,649	35,283	40,670	29.4%	12.2%
Lease exit charge[1]	-	(365)	-
Amortization of intangible assets	11,442	11,222	11,270	2.0%	1.5%
Depreciation and amortization of property,
equipment and leasehold improvements	5,921	4,774	5,828	24.0%	1.6%
Total operation expenses	$165,695	$138,534	$160,183	19.6%	3.4%

n/m = not meaningful
[1]	Second quarter 2013 included a benefit of $0.4 million associated with an occupancy lease exit charge resulting from the consolidation of MSCI's New York offices.

Table 7: Six Months Operating Expense Detail (unaudited)

	Six Months Ended		% Change from
In thousands	June 30, 2014	June 30, 2013	June 30, 2014
Cost of services
Compensation	$112,950	$101,073	11.8%
Non-compensation	39,293	34,066	15.3%
Lease exit charge[1]	-	(143)	n/m
Total non-compensation	39,293	33,923	15.8%
Total cost of services	$152,243	$134,996	12.8%

Selling, general and administrative
Compensation	$92,148	$76,301	20.8%
Non-compensation	47,026	32,278	45.7%
Lease exit charge[1]	-	(222)	n/m
Total non-compensation	47,026	32,056	46.7%
Total selling, general and administrative	$139,174	$108,357	28.4%

Amortization of intangible assets	22,712	22,388	1.4%
Depreciation and amortization of property, equipment and leasehold improvements	11,749	9,371	25.4%
Total operating expenses	$325,878	$275,112	18.5%

Compensation	$205,098	$177,374	15.6%
Non-compensation expenses	86,319	66,344	30.1%
Lease exit charge[1]	-	(365)	n/m
Amortization of intangible assets	22,712	22,388	1.4%
Depreciation and amortization of property, equipment and leasehold improvements	11,749	9,371	25.4%
Total operation expenses	$325,878	$275,112	18.5%

n/m = not meaningful
[1]	Six months 2013 included a benefit of $0.4 million associated with an occupancy lease exit charge resulting from the consolidation of MSCI's New York offices.

Table 8: Key Operating Metrics (unaudited)[1]

	As of			% Change from
Dollars in thousands	June 30, 2014	June 30, 2013	March 31, 2014	June 30, 2013	March 31, 2014

Run Rates[2]
Index and ESG products
Subscription	$393,848	$350,833	$382,383	12.3%	3.0%
Asset-based fees	176,554	131,716	161,882	34.0%	9.1%
Index and ESG products total	570,402	482,549	544,265	18.2%	4.8%
Risk management analytics	309,619	293,816	307,460	5.4%	0.7%
Portfolio management analytics	106,486	104,524	103,531	1.9%	2.9%
Total	986,507	880,889	955,256	12.0%	3.3%

Subscription total	$809,953	$749,173	$793,374	8.1%	2.1%
Asset-based fees total	176,554	131,716	161,882	34.0%	9.1%
Total Run Rate	$986,507	$880,889	$955,256	12.0%	3.3%

New Recurring Subscription Sales	$29,078	$27,526	$30,422	5.6%	(4.4%)
Subscription Cancellations	(13,173)	(14,154)	(13,978)	(6.9%)	(5.8%)
Net New Recurring Subscription Sales	$15,905	$13,372	$16,444	18.9%	(3.3%)
Non-recurring sales	$5,671	$5,714	$4,798	(0.8%)	18.2%

Employees	2,762	2,346	2,623	17.7%	5.3%
% Employees by location
Developed Market Centers	51%	57%	53%
Emerging Market Centers	49%	43%	47%

[1]	Operating metrics have been restated for previous periods to solely reflect continuing operations.
[2]

The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETF fees, the market value on the last trading day of the period, and for non-ETF funds and futures and options, the most recent periodic fee earned under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Table 9: ETF Assets Linked to MSCI Indexes[1] (unaudited)

	Three Months Ended 2013				Three Months Ended 2014		Six Months Ended
In Billions	March	June	September	December	March	June	June 2013	June 2014

Beginning Period AUM in ETFs linked to MSCI Indexes	$402.3	$357.3	$269.7	$302.6	$332.9	$340.8	$402.3	$332.9
Cash Inflow/Outflow[2]	(61.0)	(74.4)	12.7	19.4	6.6	22.7	(135.4)	29.3
Appreciation/Depreciation	16.0	(13.2)	20.2	10.9	1.3	15.2	2.8	16.5
Period End AUM in ETFs linked to MSCI Indexes	$357.3	$269.7	$302.6	$332.9	$340.8	$378.7	$269.7	$378.7

Period Average AUM in ETFs linked to MSCI Indexes	$369.0	$324.1	$286.2	$321.5	$330.8	$359.6	$346.6	$345.4

[1]	ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding. Source: Bloomberg and MSCI
[2]	Cash Inflow/Outflow for the first and second quarter of 2013 includes the migration of $82.8 billion of AUM in 9 Vanguard ETFs and $74.8 billion of AUM in 13 Vanguard ETFs, respectively, that transitioned to other indexes during each quarter.

Table 10: Supplemental Operating Metrics (unaudited)

	Sales & Cancellations
	Three Months Ended 2013				Three Months Ended 2014		Six Months Ended
In thousands	March	June	September	December	March	June	June 2013	June 2014
New Recurring Subscription Sales	$25,676	$27,526	$26,697	$31,082	$30,422	$29,078	$53,202	$59,500
Subscription Cancellations	(13,995)	(14,154)	(13,345)	(21,077)	(13,978)	(13,173)	(28,149)	(27,151)
Net New Recurring Subscription Sales	$11,681	$13,372	$13,352	$10,005	$16,444	$15,905	$25,053	$32,349

Non-recurring sales	5,117	5,714	2,970	4,107	4,798	5,671	10,831	10,469
Total Sales	$30,793	$33,240	$29,667	$35,189	$35,220	$34,749	$64,033	$69,969

	Aggregate & Core Retention Rates
	Three Months Ended 2013				Three Months Ended 2014		Six Months Ended
	March	June	September	December	March	June	June 2013	June 2014
Aggregate Retention Rate[1]
Index and ESG products	95.0%	94.0%	94.7%	90.7%	94.9%	94.1%	94.5%	94.5%
Risk management analytics	93.4%	92.2%	91.7%	85.7%	91.0%	91.6%	92.8%	91.3%
Portfolio management analytics	81.7%	87.0%	89.1%	88.9%	90.6%	94.8%	84.3%	92.7%

Total Aggregate Retention Rate	92.4%	92.3%	92.7%	88.5%	92.8%	93.2%	92.3%	93.0%

Core Retention Rate[1]
Index and ESG products	95.0%	94.1%	94.8%	90.9%	94.9%	94.1%	94.6%	94.5%
Risk management analytics	93.7%	92.8%	91.7%	85.8%	91.0%	91.6%	93.3%	91.3%
Portfolio management analytics	82.8%	87.5%	90.3%	90.1%	93.4%	95.8%	85.1%	94.6%

Total Core Retention Rate	92.7%	92.6%	92.9%	88.8%	93.2%	93.3%	92.6%	93.3%

[1]	The Aggregate Retention Rates for a period are calculated by annualizing the cancellations for which we have received a notice of termination or we believe there is an intention to not renew during the period and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rate, the same methodology is used except the cancellations in the period are reduced by the amount of product swaps.

Table 11: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Six Months Ended
In thousands	June 30, 2014	June 30, 2013	March 31, 2014	June 30, 2014	June 30, 2013
Net Income	$107,660	$61,053	$80,399	$188,059	$119,990

Less: Income from discontinued operations, net of
income taxes	$(50,857)	$(4,912)	$(33,253)	$(84,110)	$(10,891)

Income from continuing operations	$56,803	$56,141	$47,146	$103,949	$109,099

Plus: Provision for income taxes	27,280	27,763	26,385	53,665	48,995
Plus: Other expense (income), net	4,448	5,985	5,974	10,422	14,686
Operating income	$88,531	$89,889	$79,505	$168,036	$172,780
Plus: Depreciation and amortization of property,
equipment and leasehold improvements	5,921	4,774	5,828	11,749	9,371
Plus: Amortization of intangible assets	11,442	11,222	11,270	22,712	22,388
Plus: Lease exit charge	-	(365)	-	-	(365)
Adjusted EBITDA	$105,894	$105,520	$96,603	$202,497	$204,174

Table 12: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended			Six Months Ended
In thousands, except per share data	June 30, 2014	June 30, 2013	March 31, 2014	June 30, 2014	June 30, 2013
Net Income	$107,660	$61,053	$80,399	$188,059	$119,990

Less: Income from discontinued operations, net of
income taxes	$(50,857)	$(4,912)	$(33,253)	$(84,110)	$(10,891)

Income from continuing operations	$56,803	$56,141	$47,146	$103,949	$109,099
Plus: Amortization of intangible assets	11,442	11,222	11,270	22,712	22,388
Plus: Lease exit charge	-	(365)	-	-	(365)
Less: Income tax effect	(3,689)	(3,629)	(4,044)	(7,733)	(6,825)
Adjusted net income	$64,556	$63,369	$54,372	$118,928	$124,297

Diluted EPS	$0.91	$0.50	$0.68	$1.59	$0.98

Less: Earnings per diluted common share from
discontinued operations	(0.43)	(0.04)	(0.28)	(0.71)	(0.09)

Earnings per diluted common share from
continuing operations	0.48	0.46	0.40	0.88	0.89
Plus: Amortization of intangible assets	0.10	0.09	0.09	0.19	0.18
Plus: Lease exit charge	-	-	-	-	-
Less: Income tax effect	(0.03)	(0.03)	(0.03)	(0.06)	(0.05)
Adjusted EPS	$0.55	$0.52	$0.46	$1.01	$1.02

Table 13: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Six Months Ended		Full Year
In thousands	June 30, 2014	June 30, 2013	March 31, 2014	June 30, 2014	June 30, 2013	2014 Outlook
Total operating expenses	$165,695	$138,534	$160,183	$325,878	$275,112	$665,000 - $677,000
Less: Depreciation and amortization
of property, equipment and
leasehold improvements, and
Amortization of intangible assets	17,363	15,996	17,098	34,461	31,759	70,000 - 72,000
Less: Lease exit charge	-	(365)	-	-	(365)	-
Adjusted EBITDA expenses	$148,332	$122,903	$143,085	$291,417	$243,718	$595,000 - $605,000

CONTACT:
MSCI Inc.:
MSCI, New York
W. Edings Thibault, + 1-212-804-5273
or
Media Inquiries:
MSCI, London
Jo Morgan, + 44-20-7618-2224
or
MSCI, New York
Kristin Meza, + 1-212-804-5330
or
MHP Communications, London
Sally Todd | Christian Pickel
+ 44-20-3128-8100